UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

TOLLGRADE COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
PARCHE, LLC
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
SCOTT C. CHANDLER
JEFFREY LIBSHUTZ
EDWARD B. MEYERCORD, III

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of Tollgrade Communications, Inc., a Pennsylvania corporation.

On July 28, 2009, Ramius issued the following press release:

PROXY Governance, Inc. Affirms the Need for Change on the Tollgrade Board of Directors

Recommends Tollgrade Stockholders Vote the GOLD Proxy Card to Elect Ramius Nominees Edward Meyercord and Jeffrey Solomon as Directors

PROXY Governance and RiskMetrics Group Both Support and Recommend Changes to the Tollgrade Board

Ramius Urges All Stockholders to Vote the GOLD Proxy Card Now To Support the Election of All Three Ramius Nominees -- Scott Chandler, Ed Meyercord and Jeffrey Solomon

NEW YORK, July 28 /PRNewswire/ -- RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (collectively, "Ramius"), today announced that PROXY Governance, Inc. ("PGI"), a leading independent proxy voting advisory firm, has recommended that stockholders of Tollgrade Communications, Inc. (Nasdaq: TLGD - News) vote on Ramius's GOLD proxy card to elect Ramius nominees Edward B. Meyercord III and Jeffrey M. Solomon to the Board of Directors of TLGD at its August 5, 2009 Annual Meeting. Ramius is the largest stockholder of TLGD, owning approximately 15.9% of the Company's outstanding shares of Common Stock.

Excerpts from PGI's Analysis & Recommendation

On TLGD's historical performance and strategy:

". . .the fact remains that the results from the past several years - when the company spent more than $9 per share in R&D and acquisitions, yet the company's enterprise value fell by more than 90% - is not likely to be the solution to the problems its has created."

"Part of building the better mousetrap, from a shareholder value perspective, is building an appropriate, robust, and durable go-to-market strategy to make it an economic as well as an engineering success."

On TLGD's continuing efforts to sell its "Smart Grid" product to the utility industry:

"Putting resources into a Smart Grid initiative might seem like an economic no-brainer; six years ago the same was likely true of the cable products business the company acquired from Acterna, and subsequently sold at a steep loss without making any meaningful headway."

On the Board's recent changes:

". . .we recognize that the board announced these changes only after the dissidents raised the specter of a proxy contest to drive the issue home, and that other than changes due to a CEO transition the board composition had been static for more than six years."

On the qualifications of Ramius' Nominees

"In particular, we find the dissident nominees far more compelling than the incumbent board in assessing the market challenges the company faces."

". . .we also believe [the TLGD Board] could benefit from additional business perspective from independent directors with CEO-level industry experience and from seasoned, clear-eyed directors whose significant shareholdings give them real skin in the game."

On PGI's rationale for supporting Ramius Nominees Meyercord and Solomon:

"Because the dissidents have made a compelling case that the board would benefit from the additional perspective of both a large shareholder as well as the addition of another director with deep industry experience, but who also shares the dissident's critique of how the company has stumbled strategically over the past half decade, we believe shareholders would be best served by electing dissident nominees Solomon and Meyercord..."

Peter A. Feld, a Managing Director at Ramius stated, "We are pleased that PGI is convinced of the need for change on the Tollgrade Board and supports and recommends the election of two of our nominees at the Annual Meeting. PGI's recommendation marks the second proxy advisory firm in the past week to support change to the Tollgrade Board. The Ramius nominees, if elected, are ready, willing, and able to work productively with the other members of the Board to ensure the best interests of all stockholders are represented in the boardroom."

Concluded Feld, "We thank stockholders who have already voted the GOLD proxy card for the Ramius nominees and urge all other stockholders who have not yet voted to return the GOLD proxy card today to elect Ramius's three highly-qualified director nominees who have the skills and incentives necessary to turn around Tollgrade."

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of the proxy materials, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders Call Toll-Free at: (877) 717-3898
Banks and Brokers Call Collect at: (212) 750-5833

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.

        Media Contact:
        Peter Feld / Ramius LLC, / (212) 201-4878